Exhibit 1

Vale: Roadmap to a true corporation May 2017

This presentation may include statements that present Vale's expectations about future events or results. All statements, when based upon expectations about the future and not on historical facts, involve various risks and uncertainties. Vale cannot guarantee that such statements will prove correct. These risks and uncertainties include factors related to the following: (a) the countries where we operate, especially Brazil and Canada; (b) the global economy; (c) the capital markets; (d) the mining and metals prices and their dependence on global industrial production, which is cyclical by nature; and (e) global competition in the markets in which Vale operates. To obtain further information on factors that may lead to results different from those forecast by Vale, please consult the reports Vale files with the U.S. Securities and Exchange Commission (SEC), the Brazilian Comissão de Valores Mobiliários (CVM), the French Autorité des Marchés Financiers (AMF) and in particular the factors discussed under “Forward-Looking Statements” and “Risk Factors” in Vale’s annual report on Form 20-F.

The purpose of this presentation is to present the proposed corporate restructuring to transform Vale into a company without defined control and enable the Company to be listed on the “Novo Mercado” special listing segment of the BM&FBOVESPA S.A. – Bolsa de Valores Mercadorias e Futuros stock exchange (“Proposal”). The Proposal is binding to the Shareholders, in accordance with the terms of the Valepar Shareholders’ Agreement, and is comprised of a series of inseparable and interdependent events in which the effectiveness of each is conditional on the successful implementation of the rest. Disclaimer

1 Proposed transaction

5 Proposed corporate transaction structure The proposed transaction consists of a series of indivisible and interdependent components, with the effectiveness of each individual component subject to the successful performance of all other components Voluntary Conversion of Preferred Shares into Common Shares Change of Vale’s Bylaws Valepar Merge into Vale Conversion rate of 0.9342 ON for each PN, based on the last 30 days’ VWAP before announcement (February 20th, 2017) In line with the rules of BM&FBovespa’s Novo Mercado listing segment Valepar Shareholders to become direct shareholders of Vale Increase in the number of shares held by Valepar Shareholders by 10% (dilution of approximately 3% for other shareholders) 1 2 3

Market views on the proposed corporate transaction May-07-2015 – “Time to rethink the VALE3/5 spread [ ] [on Bradespar discount to NAV] we calculate this discount is worth above R$3bn, which essentially prices that Bradespar will either increase its stake in Vale at a huge premium, sell its assets a big discount, or a combination.” (BTG Pactual) Apr-15-2016 – “"What is at stake in this negotiation, in the market view, is the definition of a "control premium“ a goodwill, which can be paid to pension funds ... There are estimates that [...] the goodwill on the shares in a transaction like this would hardly come out for less than 25%. In the past, sources say, Mitsui paid significantly to enter Vale's control block after privatization in 1997.“ (Valor Econômico) Jan-16-2017 – “Dissolving the Valepar structure and unifying Vale’s share classes (ON/PN) may also be part of the renewal negotiations, but are not embedded in our base case. Those would be major positives should they materialize, prompting a multiple rerating. Other important aspects to be considered: Litel (a group of Brazilian pension funds) has an excess stake of 9% in Valepar – will pension funds want to sell that stake? In our view, most likely yes. And at what premium? We think no more than 15%.” (Bradesco BBI) Feb-21-2017 – “Usually preferred shares trade more than common shares, and therefore, should have a liquidity premium . But Vale’s common shares have good liquidity, which reduces the “toll” to be paid” (Valor Econômico) Feb-22-2017 – "Everyone gains from the changes: the current controlling group (who will receive a 10% premium on Vale's merger with Vale); Minority shareholders (which, even if they are likely to suffer a 3% dilution, will be offset by the subsequent valuation of the asset); The country (a strengthened Vale must attract new investors and favor the development of the capital market) and even the government (a more efficient Vale will pay more taxes and increase its investment capacity, generating more income and employment). “ (Valor Econômico) 6

Market reactions to the proposed transaction “The single share class structure is definitively a step in the direction of improved governance and that is likely to translate into a re-rating of Vale's shares, in our view. Finally, the structure was done in way (Vale incorporating Valepar) that the existing Valepar R$3B goodwill will be incorporated in Vale. The benefits of this will be shared between all shareholders.” J.P. Morgan February 20th, 2017 “The proposed reorganization will likely lead to the unification of share classes, listing in the Novo Mercado and a transformation into a true corporation. The proposed deal could, in our view, mitigate corporate governance risks because future changes in Vale’s management will be decided by all shareholders.” Itaú BBA February 24th, 2017 “There are multiple angles of value creation here: re-rating of shares, lower discount rates, higher liquidity, reduced perception of governmental interference, removal of an overhang.” BTG Pactual February 20th, 2017 Analysts’ quotes on the proposed transaction 7 “Both Vale and Embraer are "Brazil champions", they were both created and owned by the government and later privatized during the late 1990's, with an agreement among controlling shareholders and the government retaining golden shares. Our analysis of Embraer trading volume and valuation, before and after the company moved to one share class, suggests there are tangible benefits from such a transition that might replicate in Vale's case.” Morgan Stanley January 23th, 2017

Amec’s1 endorsement ( ) On March 15th, Amec’s Technical Commission analyzed the operation suggested on February 20th by Vale’s controlling shareholders, which ultimate objective is the unification of all classes of shares and the eventual migration to BM&F Bovespa’s Novo Mercado special listing segment. Notwithstanding the merit of these objectives – in line with Amec’s view that a structure with only one class of shares is the one that best leads to good corporate governance practices –, they are not enough, for themselves, to ensure a properly structured operation, as we have already learned from previous experiences. In Amec’s opinion, the operation suggested has very important characteristics, namely: The consultation to the company’s preferred and common minority shareholders in a specific meeting; The prior announcement by the controlling shareholder that it will refrain from voting in the two stages of the operation; The voluntary nature of the conversion; These characteristics build legality into the operation, dissociating it from the hostile operations we have been witnessing in recent years. With them, the decision becomes an arms-length negotiation, providing minority shareholders with the opportunity of “buying” a governance structure different from today’s. The operation also illustrates that different classes of shares have different values, reiterating the importance of investors exercising care when offered the opportunity to buy assets with limited political rights, especially along the lines of specific innovations being attempted in Brazil and abroad. Importantly, it’s up to Vale’s minority shareholders to analyze the “price” offered, with certainty that, in Amec’s opinion, they are dealing with a correct operation from the procedural point of view. In fact, it can eventually become an important benchmark for the Brazilian capital market. However, Amec reiterates that it makes no voting recommendation and does not intend to judge whether the offered exchange ratio deserves the votes of its members. Amec’s positioning 8 1 Associação de Investidores no Mercado de Capitais (Association of Investors in the Capital Markets)

Precedent conditions and transaction timetable Precedent conditions Approval of the proposed transaction by Vale’s and Valepar’s shareholders Minimum take-up of preferred shareholders to the voluntary conversion of shares 1 2 In accordance with the applicable legislation, Valepar’s shareholders’ will not exercise their voting rights in Vale’s Shareholders’ Meeting Take-up of at least 54% of preferred shareholders will result in a corporate structure in which Valepar’s shareholders hold, by the end of the transaction, less than 50% of the Company’s ON shares Indicative Transaction Timetable May June July August Week beginning on: 7 14 21 28 May 12nd: Call notice for Vale’s Shareholders’ Meeting (after the expiration of Valepar's Current Shareholder Agreement) 4 11 18 June 27th: Vale’s Shareholders’ Meeting Week beginning on: Week beginning on: 11 13 20 27 August 11th: end of conversion window and publication of actual conversion Week of August 14th: calling of Valepar Shareholders’ Meeting Week of August 21st: Valepar Shareholders’ Meeting and Effectiveness of the Merger, Execution of Vale’s New Shareholders’ Agreement Week beginning on: Lock-Up Period 6-month Lock-Up as of the execution of Vale's New Shareholder Agreement to all shares that are not part of the abovementioned agreement 2 9 16 23 30 June 27th – August 11th: Vale’s Voluntary Conversion Period 27 9

2 Proposed governance and benefits

11 How does Vale’s corporate governance work today? Valepar Vote instruction Vote instruction Vote instruction Vote instruction Vote instructions Previ Petros Funcef Cesp Vote instructions process Who When What Vale Executive Directors Executive Board Meeting Recommends deliberations to shareholders Board of Valepar Previous Shareholders Meetings Vote instructions and decision about Vale Board of Directors Board Meeting Validate previous Shareholder Meeting decisions Qualification of the Boards of Shareholders Total of 36 individuals, members and alternates on all boards 1 2 3 9.47% 58.07% 15.00% 17.44%

August, 2017 April, 2019 November, 2020 12 Controle Difuso (Grupo de Controle <50% das ONs) Unificação das Ações (Voluntária) Novo Acordo de Acionistas da Vale Vinculando 20% das ONs Proposed Vale’s corporate governance: transition to a true corporation Valepar is incorporated into Vale and ceases to exist Minimum of 2 independent Board members New Vale shareholder agreement with a 3 year term Preliminary shareholders’ meeting no longer mandatory Only 20% of shares bound on Vale’s new shareholder agreement Multiple votes can be requested by minority shareholders with higher chances to elect independent board members Public float potentially can get organized and elect the majority of the board True corporation with no controlling group Diversification of shareholder base No shareholders’ agreement Board can be 100% independent More independency of Vale’s management team Immediately after the transaction First full Board election after Valepar’s incorporation After expiration of Vale’s new shareholder agreement

13 Main advantages of the new bylaws The change in the corporate bylaws will enable the listing of Vale on BM&FBovespa’s Novo Mercado special segment, making Vale a company without defined control, and also expand important rights to shareholders, including: Increase in the number of independent members in the Board 100% tag along - mandatory public offering Poison pill Dispute resolution Compliance with BM&FBovespa’s Novo Mercado requirements of at least 20% independent Board members Equal treatment ensured to all common shares through a mandatory public offering to acquire all outstanding shares of the Company in the event of transfer of control Mandatory public offering to acquire all shares of the Company should any shareholder hold an interest stake equal or higher than 25% of the outstanding common shares or the total shares issued by the Company Disputes to be settled by arbitration procedures conducted by BM&FBovespa’s Arbitration Chamber 1 2 3 4

14 Novo Mercado listing segment According to a study published by AMEC and the CFA Society Brazil, there is a correlation between the level of corporate governance and market performance The IGCNM (Novo Mercado firms) presented better returns than the IBOV (top companies) Empirical evidence shows that companies with higher corporate governance present better market performance Source: Report An Assessment of Dual-class Shares in Brazil prepared by Amec and the CFA Society Brazil Stock Index Performance – Novo Mercado vs. Other Firms Indexed to 100 Annual Return (%) 2007 +42.4% +43.1% 2008 (53.3%) (36.9%) 2009 +98.7% +74.5% 2010 +23.7% +6.0% 2011 (0.7%) (14.8%) 2012 +15.5% (3.4%) 2013 (2.4%) (13.8%) 2014 +15.3% +5.0% 2015 (0.7%) (7.6%) 2016 +23.7% +49.1% Year IGCNM IBOV

Migrations to Novo Mercado have historically benefitted share price 15 Share price appreciation – 60 days after the transaction announcement Average: 22.3% Median: 18.8%

16 16 3 Transaction benchmark

Vale’s ON/PN historical spread 17 Proposed conversion ratio: 6.58% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 30 days 60 days 90 days 6 months 1 year 5 years 10 years Average Maximum Minimum

Control premium in Brazil Brazilian change of control precedent transactions – publicly listed targets1 Transaction Announcement Date Target company Acquirer RHI Oct-16 Sep-16 Jun-16 Nov-15 Nov-15 Aug-15 Oct-12 Apr-12 Aug-10 Acquired equity stake (%) Offer price (R$/share) State Grid Kroton J&F Investimentos BM&F TOTVS UnitedHealth Cosan LAN Airlines 46% 68% 100% 57% 100% 100% 65% 60% 97% 28.44 25.00 15.73 12.85 45.63 11.00 30.75 47.25 40.30 3 Paid premium2 4 1 Considers transactions with targets with ADTV>R$1MM within 60 days prior to the announcement 2 Assumes unaffected share prices (i.e. prior to the announcement / rumors) 3 Based on 60-day average price prior to the announcement 4 Percentage of voting Shares

Understanding shareholder dilution (million shares) Common Preferred Total Valepar 1,716 20 1,736 BNDESPAR 206 66 272 Minority 1,263 1,881 3,144 Total 3,185 1,967 5,152 Initial shareholding position (pre corporate transaction) (million shares) Common ConvertedPreferred Total Valepar 1,888 21 1,908 BNDESPAR 206 62 268 Minority 1,263 1,757 3,020 Total 3,357 1,839 5,196 Shareholding position after voluntary conversion 1 2 Other minority shareholders will have their PN shares reduced from 36.5% to 33.8%, a dilution of 7.4% whilst their ON shares will be reduced from 24.5% to 24.3%, a dilution of 0.8% Dilution of -7.4% for PN Dilution of -0.8% for ON Valepar accretion of 9.1% 19

Vale has a valuation gap as compared to its global peers 20 2018E EV/EBITDA multiple The transaction will improve governance to global best practices Median of Peers: 5.9x how much can be attributed to governance? Source: Average of analysts, Thompson, May 12th, 2017

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